             CONSULTING AGREEMENT

This Consulting Agreement is made as of the 2nd day of January, 2019, by and between Triumph Venture Corp., Inc. and Clikia Corp., a Nevada corporation (the "Company").

 1. Services. The Company hereby engages Consultant, on a non-exclusive basis, to render consulting services with respect to certain of its needed marketing services as such may be agreed upon by the Company and Consultant. Consultant hereby accepts such engagement and agrees to render such consulting services throughout the term of this Agreement. Consultant agrees that he shall be responsible for all expenses incurred in his performance hereunder, unless the Company and Consultant shall agree otherwise in writing.

It is further agreed that Consultant shall have no authority to bind the Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company, in any manner. The parties intend that Consultant shall perform his services required hereunder as an independent contractor.

 2. Term. The term of this Agreement shall commence on January 2, 2019, and shall continue through March 31, 2019.

 3. Consideration. In consideration of the services to be performed by Consultant, the Company agrees to pay to Consultant the sum of $42,000.00, which shall be payable in the manner set forth in Exhibit "A" attached hereto and made a part hereof.

 4. Representations and Warranties of the Company. The Company represents and warrants to Consultant that the execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

 5. Representations and Warranties of Consultant. Consultant represents and warrants to the Company that (a) Consultant has the corporate authority with respect to entering into, and performing under, this Agreement and (b) Consultant, including each of its affiliates, will not directly or indirectly buy or sell the securities of the Company at any time when it or they are privy to non-public information.

 6. Notices. All notices hereunder shall be in writing and addressed to the party at its last known address, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

 7. Miscellaneous.

  A. In the event of a dispute between the parties arising out of this Agreement, both Consultant and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys fees to the prevailing party.

  B. This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns.

  C. This Agreement may be executed in multiple counterparts which, taken together, shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

  D. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

  THE COMPANY:        CONSULTANT:

  CLIKIA CORP.        TRIUMPH VENTURE CORP., INC.

  By: /s/ DAVID LOFLIN       By: /s/
   David Loflin
   CEO        Name:

           Title: Authorized Represenatative

         EXHIBIT "A"

 Consultant shall be paid the sum of $42,000.00, as follows:

  A. $36,000.00 of such sum shall be paid by the issuance to Consultant of 30,000,000 shares of common stock of the
Company, which shares shall be valued at $0.0012 per share, the closing price of the Company's common stock on December 31, 2018; and

  B. $6,000.00 of such sum shall be paid by the delivery to Consultant of a $6,000.00 face amount promissory note bearing interest at 10% per annum, due and payable on or before February 28, 2019.